UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2011

American CareSource Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2011, the Board of Directors (the “Board”) of American CareSource Holdings, Inc. (the “Company”),  agreed upon increased compensation to Kenneth S. George in the amount of  $50,000 per year, which is in addition to the compensation he receives as Chairman of the Board.  On September 26, 2011, the Board also agreed upon a salary increase of $70,000 to William J. Simpson, Jr., the President and Chief Operating Officer and a director of the Company.

On September 26, 2011, the Board granted director Richard W. Turner an option to purchase 10,000 shares of common stock of the Company at an exercise price of $0.61, the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on the date of grant.  The option, which was granted under the Company’s 2009 Equity Incentive Plan, vests in equal monthly installments over 60 months, commencing on the date of grant.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2011 annual meeting of stockholders of the Company, held on September 26, 2011 (the “2011 Annual Meeting”), 15,069,574 shares were voted, representing approximately 88.7% of the shares outstanding as of the record date.  The Company’s stockholders voted to elect each of the following directors to serve until the next annual meeting of stockholders and until his successor is elected and qualified:

Name	Number of Votes For	Number of Votes Withheld	Broker Non-Votes
Sami S. Abbasi	9,715,038	431,213	4,923,323
Edward B. Berger	9,224,194	922,057	4,923,323
Kenneth S. George	9,727,588	418,663	4,923,323
John N. Hatsopoulos	9,688,723	457,528	4,923,323
John Pappajohn	9,726,438	419,813	4,923,323
Derace L. Schaffer, MD	9,706,291	439,960	4,923,323
William J. Simpson, Jr.	9,727,588	418,663	4,923,323
Richard W. Turner, Ph.D.	9,729,888	416,363	4,923,323

At the 2011 Annual Meeting, the Company’s stockholders also voted to ratify (by a vote of 14,867,427 to 156,186, with 45,961 votes abstaining) the selection of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: September 30, 2011	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer